 Exhibit 10.1

JOINT VENTURE AND TERRITORIAL LICENSE AGREEMENT

by and between

ILDAR GAINULIN and MARIA BELOVA

and

GBT TECHNOLOGIES INC.

JOINT VENTURE AGREEMENT AND TERRITORIAL LICENSE AGREEMENT

This JOINT VENTURE AGREEMENT (“Agreement”) is made as of June 10, 2022, by and between ILDAR GAINULIN and MARIA BELOVA (“IGMB”) and GBT TECHNOLOGIES INC., a Nevada corporation (“GBT”). This Agreement includes three parts and incorporates the following agreements:

1.	Joint Venture and Territorial License Agreement.

2.	Asset Purchas Agreement

3.	Consulting Agreements (two Agreements).

4.	Stock Pledge Agreement.

RECITALS

A.       IGMB’s principals and affiliates are highly experienced in the fields of core virtual reality platforms knowns as metaverse technology, business, sales and product management. IGMB has development expertise and source codes for its proprietary Technologies (“Technology Portfolio or TP”).

B.       GBT’s principals and affiliates are highly experienced in the fields of technology, specifically Wireless Mesh Networks (WMNs), Internet of Things (IoT) and Artificial Intelligence (AI), as well as public markets and financial management.

C.       The Parties desire to form a joint venture along with TERRITORIAL LICENSE AGREEMENT being granted by IGMB to pursue the Business, as hereafter defined.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.             Definitions

1.1.       “Affiliate” means any Person, other than the Company, that: (a) is controlled by, controls, or is under common control with a Party (collectively, a “Controlled Person”); or (b) is controlled by, controls, or is under common control with any such Controlled Person, in each case for so long as such control continues.

1.2.       “Annual Plan” means a business operations plan detailing the Company’s goals and procedures for technical, financial, and administrative activities for the Company’s next succeeding fiscal year, as approved each year and revised from time to time by the Board.

1.3.       “Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

1.4.       “Articles” means the articles of incorporation of the Company substantially in the form attached hereto, as amended from time to time.

1.5.       “Board” means the board of directors of the Company.

1.6.        “Business” means the business of the Company as described in Section 2, as amended from time to time.

1.7.       “Business Day” means a day on which commercial banks in New York, United States are generally open to conduct their regular banking business.

1.8.       “Closing Date” is defined in Section 3.2(a).

1.9.       “Corporations Code” means the Nevada Revised Statutes, Chapter 78 et seq. as amended and in effect from time to time.

1.10.       “Company” is defined in Section 3.1.

1.11.       “Company Interest” means, as to any Person, the percentage interest of the total capital stock of the Company represented by the Securities then held by such Person divided by all then outstanding Securities (on an as-converted to Common Stock basis and, to the extent warrants or options to purchase stock have vested, as exercised for Common Stock basis).

1.12.       “Confidential Information” is defined in Section 5. 1 (a).

1.13.       “Common Stock” means Common Stock of the Company as authorized by the Certificate of Incorporation.

1.14.       “Director” means a director of the Company with the powers and duties as specified in the Corporations Code and the Articles.

1.15.       “Disclosing Party” is defined in Section 5.1 (a).

1.16.       “Effective Date” means the date of this Agreement.

1.17.       “Establishment Date” is defined in Section 3.1.

1.18.       “Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

1.19.       “Party” and “Parties” are defined in the opening paragraph of this Agreement.

1.20.       “Person” means a natural individual, Governmental Authority, partnership, firm, corporation, or other business association.

1.21.       “Receiving Party” is defined in Section 5.1(a).

1.22.       “Securities” means all outstanding Common Stock, and any other equity securities of the Company or instruments exercisable for or convertible into Common Stock.

1.23.       “Territory” means the world.

1.24.       “Term” is defined in Section 7.1.

1.25.       “Transaction Documents” means this Agreement, the Articles and the Certificate of Incorporation, and their related documents.

2.             Purpose of Joint Venture

2.1.       The Parties hereby associate themselves in a joint venture relationship which shall have as its principal purpose: (1) developing, maintaining and supporting Technology Portfolio; (2) integrating Technology Portfolio into GTCH’s platforms and/or products to be developed; and (3) sales and licensing and other activities incidental thereto.

2.2       Further detailed: the purpose of the parties is to develop, maintain and support source codes for its proprietary technologies and comprehensive platform that combines a core virtual reality platform and an extended set of real-world functions to provide a Metaverse experience initially with the area of sports and then expanding into virtual worlds of entertainment, live events, gaming, communications and other cross over product opportunities, including advanced mobile chip technologies, real time tracking, technologies, AI core engine, electronic design automation, mesh, games, data storage, networking, IT services, business process outsourcing development services, customer service, technical support and quality assurance for business, customizable and dedicated inbound and outbound calls solutions, as well as digital communications processing for enterprises and startups throughout the world.

3.             Establishment and Capitalization of the Company

3.1.       Establishment. The Parties agree that the joint venture contemplated by this Agreement shall be carried out exclusively through a newly-formed corporation (the “Company”). The Company’s corporate name shall be “METAVERSE KIT”. The Parties shall use commercially reasonable efforts to cause the Establishment Date to occur on or before June 30, 2022. For the purposes of this Agreement, “Establishment Date” means the date on which the Company is established in accordance with the Corporations Code.

3.2.       Services and Duties.

IGMB shall provide Company with licensed technology and expertise, as requested and mutually agreed to by Company and IGMB. IGMB are the sole owner of the rights of the Technology Portfolio and the related source codes. IGMB shall sell, assign and transfer all right and title to the software codes, services and resources necessary for the development of the Technology Portfolio to METAVERSE KIT as set forth in that certain Asset Purchase Agreement attached hereto as Exhibit A. The License to METAVERSE KIT, been provided as an exclusive license to the TP, throughout the World for the invented product/service and the related platforms relating to the Technology (the “Licensed Item”) and to use the know how to develop, manufacture, sell, market and distribute the Licensed Item throughout the World.

GBT shall provide Company with financing as described below in Section 3.3 (a)(ii).

3.3.       Capitalization.

(a)       Initial Capitalization. The Company shall, as of the Establishment Date, have authorized capital stock consisting of one class of shares designated as Common Stock with the rights set forth in this Agreement. The Articles shall initially provide for 100,000 authorized shares of Common Stock with par value of US$0.001 per share. The Company’s initial equity shall be funded as follows:

(i) IGMB Initial Subscription. Following the Establishment Date (the “Closing Date”), IGMB shall subscribe for 10,000 shares of Common Stock, representing one half (50%) Company Interest. IGMB’s consideration for the Company’s shares (50% of Company) shall be the services and resources to be provided by IGMB as described in Section 3.2 of this Agreement entitled “Services and Duties” and otherwise required by this Agreement and by the Transaction Documents and by law.

(ii) GBT Initial Subscription. On the Closing Date, GBT shall subscribe for 10,000 shares of Common Stock, representing a one-half (50%) Company Interest GBT’s consideration for the Company’s shares (50% of Company) shall be issuance to the benefit of the Company 500,000,000 common shares of GBT.

(b)       Certain Deliveries. On or before the Closing Date, and as a condition to the purchase and sale of the Common Stock:

(i) the Establishment Date shall have occurred; and

(ii) each Party shall have received one original of each of the fully executed Transaction Documents.

(c)       Additional Investors. The Parties acknowledge that including additional strategic investors with expertise or strategic positions relevant to the Company’s Business may be beneficial to the Company and, accordingly, agree that IGMB or GBT may, in its discretion, introduce additional parties to acquire Common Stock, in the form of newly issued shares. The selection of the strategic investors, and the terms and conditions of any such investors’ purchase of Company shares shall be documented as determined by the Company at such time.

3.4.       Financial Assistance.

(a)       From time to time, GBT may agree in its sole discretion to provide additional financial assistance to the Company, including in the form of promissory notes, and, in such event, GBT shall make such financial assistance available to the Company.

3.5.       Incentive Stock Option Plan. The Parties agree that an incentive stock option plan, or other agreed to method, providing for reasonable incentive to management of Company that are directly involved in the Business would be beneficial to the Company, and agree to cooperate in good faith with a view towards establishing such a plan within ninety (90) days after the Closing Date as determined by the Board of Directors of the Company.

4.             Operation and Management of the Company

4.1.       Operation of the Company. Each Party agrees to take all actions necessary to ensure that the Company shall be operated in accordance with the terms of this Agreement and the other Transaction Documents, including, without limitation, to vote all Securities held by it (and to cause all Securities held by its permitted transferees under Section 8 to be voted) and to cause the Directors nominated by it to vote to effect the terms hereof.

4.2.       Board of Directors. Until such time that the Company closes its initial public offering (the “IPO”), the Company will be managed by the Board in accordance with the terms of this Agreement and Applicable Law. The Board shall initially consist of three (3) Directors, one of whom shall be appointed by IGMB and two shall be appointed by GBT. The Chairman of the Board and President of the Company shall be appointed by the Directors appointed by GBT. Initially, Mr. Michael Murray shall serve as the Initial Director, Chairman of the Board and as the President. The Directors appointed by GBT shall have the authority to remove the Chairman of the Board and President and appoint a successor at any time.

4.3.       Removal; Reappointment of Directors. Any Director may be removed for cause in accordance with Applicable Law. In addition, each Party having the right to appoint a Director pursuant to this Section 4 shall also have the right, in its sole discretion, to remove such Director at any time, effective upon delivery of written notice to the Company, the Director to be removed and to the other Party. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Party that appointed the Director in question.

5.             Additional Covenants

5.1.       Confidentiality.

(a)       The Parties recognize that, in connection with the performance of this Agreement, each Party (in such capacity, the “Disclosing Party”) may disclose “Confidential Information” (as defined below) to the other Party (the “Receiving Party”). For purposes of this Agreement, the term “Confidential Information” means (i) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party’s business or (ii) information which is marked as confidential at the time of disclosure to the Receiving Party, or if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within 10 days of disclosure or (iii) technical information including but not limited to source code, documents, and product plans. “Confidential Information” shall not include information which: (A) was known to the Receiving Party at the time of the disclosure by the Disclosing Party; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party without breach of this provision; or (D) has been independently developed by the Receiving Party without using any Confidential Information of the other Party. The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or any Transaction Document and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith or with any of the other Transaction Documents, (2) to its agents, representatives, lawyers and other advisers that have a need to know such Confidential Information and (3) pursuant to, and to the extent of, a request or order by a Governmental Authority. The Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party’s Confidential Information.

(b) Each Party acknowledges and agrees that (i) its obligations under this Section 5.1 are necessary and reasonable to protect the other Party and its business, (ii) any violation of these provisions could cause irreparable injury to the other Party for which money damages would be inadequate, and (iii) as a result, the other Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Section 5.1 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 5.1 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this Agreement.

5.2.       Confidentiality of Agreement, Publicity. Each Party agrees that the terms and conditions of this Agreement and the Transaction Documents shall be treated as confidential information and that no reference thereto shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law including, without limitation, by the U.S. Securities and Exchange Commission and other applicable countries’ Governmental Authorities, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, (d) in connection with a merger, acquisition or proposed merger or acquisition, or (e) pursuant to joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

6.            Warranties of the Parties

6.1.       Warranties of IGBM. IGBM hereby represents and warrants to GBT that, as of the Effective Date and as of the Closing Date, the following statements are and shall be true and correct:

(a)       Organization. IGBM as individuals ILDAR GAINULIN and MARIA BELOVA each individually represent that they are accredited investors as such term is defined under the Securities Act of 1933 and Regulation D promulgated thereunder. All parties confirm that the issuance of the Shares to Metaverse KIT and any subsequent transfer will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated there under.

(b)       Authorization. IGBM are the sole owner of the rights of the Technology Portfolio and the related source codes. All action on the part of IGMB necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of IGBM.

(c)        Government and Other Consents. Other than any licenses, permits, certifications or authorizations which may be required in connection with the Business, as to which IGBM makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with IGBM’s execution, delivery and performance of this Agreement, or if any such consent is required, IGBM has satisfied the applicable requirements.

(d)       Effect of Agreement. IGBM’s execution, delivery and performance of this Agreement will not (i) violate the Articles of Incorporation of IGBM or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to IGBM , (iii) have any effect on the compliance of IGBM with any applicable licenses, permits or authorizations which would materially and adversely affect IGBM , (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which IGBM is a party and which would materially and adversely effect IGBM , or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of IGBM ; provide, however, that regulatory approval may be required in connection with conducting the Business and IGBM makes no representation with respect to any such approvals.

(e)       Litigation. There are no actions, suits or proceedings pending or, to IGBM’s knowledge, threatened, against IGBM before any Governmental authority which question IGBM ‘s right to enter into or perform this Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

6.2.       Warranties of GBT. GBT hereby represents and warrants to IGBM that, as of the Effective Date and as of the Closing Date, the following statements are and shall be true and correct:

(a)       Organization. GBT is a corporation duly organized and validly existing under the laws of Nevada. GBT has the corporate power and authority to enter into and perform this Agreement.

(b)       Authorization. All corporate action on the part of GBT necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of GBT.

(c)       Government and Other Consents. Other than any licenses, permits or authorizations which may be required in connection with the Business, as to which GBT makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with GBT’s execution, delivery and performance of this Agreement, or if any such consent is required, GBT has satisfied any applicable requirements.

(d)       Effect of Agreement. GBT’s execution, delivery and performance of this Agreement will not (i) violate the Certificate of Incorporation of GBT or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to GBT, (iii) have any effect on the compliance of GBT with any applicable licenses, permits or authorizations which would materially and adversely affect GBT, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which GBT is a party and which would materially and adversely affect GBT, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of GBT; provided, however, that regulatory approvals may be required in connection with conducting the Business and GBT makes no representation with respect to any such approvals.

(e)       Litigation. Other than litigation/arbitration as disclosed to IGBM by Mansour Khatib, GBT’s CEO, and/or as disclosed in GBT’s filings with the Securities Exchange Commission, there are no actions, suits or proceedings pending or, to GBT’s knowledge, threatened, against GBT before any Governmental Authority which question GBT ‘s right to enter into or perform this Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

7.             Term and Termination

7.1.       Term. This Agreement shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 7.2 (the “Term”).

7.2.       Termination. This Agreement may be terminated as follows:

(a)       Upon the mutual written agreement of the Parties.

(b)       By either Party, effective immediately upon written notice to the other Party(ies), if the other Party(ies) breach(es) any material provision of this Agreement or of any of the other Transaction Documents and such breach continues for a period of fifteen (15) days after the delivery of written notice of the default, describing the default in reasonable detail.

(c)       By either Party, effective immediately upon written notice to the other Party and the Company, in the event that the other Party is dissolved, liquidated or declared bankrupt or a voluntary or involuntary bankruptcy filing is made by such Party.

7.3.       Effect. Upon termination of this Agreement, the Parties shall negotiate in good faith a possible purchase by one or more Parties of all outstanding Securities held by the other Parties or the sale of the Company to a third party. In the event that, notwithstanding their good faith negotiations, the Parties are unable to agree upon such a purchase or sale within thirty (30) days of the notice of termination, the Parties shall cooperate to cause the Company to be liquidated as promptly as practical in accordance with Applicable Law. The rights and obligations of the Parties under Sections 5.1, 5.2, this Section 7.3, and Sections 7.4, 7.5, 9 and 10 shall survive any termination of this Agreement.

7.4.       Return of Confidential Information. Upon the termination of this Agreement, each Party, at its own cost, shall promptly return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party.

7.5.       Continuing Liability. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

8.             Transfer Restrictions

8.1.       General Restriction. With the exception of GBT’s pledge of its Company Interest to third party pursuant to that certain Pledge Agreement attached hereto as Exhibit B, each Party agrees to hold its Securities during the Term and, except as otherwise specifically provided in this Agreement or agreed to in writing by the other Party, not to sell, transfer, assign, hypothecate or in any way alienate any of such Party’s Securities or any right or interest therein except to an Affiliate of such Party in accordance with the Articles. In the case of any transfer permitted hereunder, the transferring Party shall deliver to the other Party (a) at least fifteen (15) days prior to such transfer, a written notice stating its intention to transfer the Securities to be transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Securities to be transferred, and the price and other material terms and conditions of the transfer, and (b) except as otherwise specifically provided herein, on or prior to the effective date of the transfer and in a form reasonably acceptable to the other Party and its counsel, the transferee’s written acknowledgement of and agreement to be bound by, and to vote the transferred Securities at all times in accordance with, the terms of this Agreement.

8.2.       Legends. Each share certificate of the Company shall bear a legend, consistent with Applicable Law, providing that any transfer of the Securities evidenced by such certificate is subject to approval by the Board.

8.3.       Initial Public Offering. The foregoing restrictions shall cease to be of any further force or effect upon the closing date of an initial public offering of Securities.

8.4.       Board Approval. Each Party shall cause each Director that it has appointed pursuant hereto to vote to approve any transfer of Securities that complies with the terms of this Section 8.

9.             Distributions. Subject to restrictions set forth in any financing document entered into by the Company, upon completion of each Company’s business venture, the Company shall distribute its available cash (net cash generated from sale of the business venture and/or its units less disbursements and appropriate reserves), to the Parties based on their relative equity interest in the Company.

10.           Indemnification. The Company shall indemnify and hold harmless its directors, officers, to the fullest extent permitted by law, from and against any and all liabilities and damages (including legal expenses) imposed on or incurred by them in any way relating to or arising out of their services to the Company, but not including costs in connection with a dispute(s) between the parties to this Agreement. The Company shall purchase an insurance policy providing directors’ and officers’ liability insurance.

11.           General Provisions

11.1.       Governing Law, Dispute Resolution. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. All disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party. In the event that any such dispute cannot be resolved thereby within a period of thirty (30) days after such notice has been given, such dispute shall be finally settled by arbitration in Clark County, California, using the English language, and in accordance with the rules then in effect of the American Arbitration Association. The arbitrator(s) shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration.

11.2.       Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the first Business Day following receipt of a transmittal confirmation, or (d) if by international courier service, on the second business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to IGBM:

Attention: MARIA BELOVA & ILDAR GAINULIN

25274 La Loma Dr., Los Altos Hills, CA 94022

Telephone: 718-690-4445

If to GBT:

GBT TECHNOLOGIES INC.

Attention: Mansour Khatib, CEO

2450 Colorado, Suite 100E

Santa Monica, CA 90404 USA

Telephone: 888-685-7336

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 9.2.

11.3.       Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

11.4.       Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

11.5.       References, Subject Headings. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

11.6.       Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

11.7.       Expenses. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All such expenses incurred by the Company shall be borne by GBT to the maximum extent permitted by Applicable Law including, without limitation, expenses relating to the formation of the Company, any transfer taxes for transfer of the Company stock to the Parties, registration charges, taxes, fees and expenses relating to required governmental or regulatory approvals, notary fees and legal fees and expenses.

11.8.       No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

11.9.       Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the Transaction Documents constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

11.10.     Assignment. The Parties shall have the right to assign its rights or obligations under this Agreement except in connection with a transfer of all of such Party’s Securities in a manner permitted hereunder, under terms reasonably acceptable to the non-assigning Party and providing for the assignee to be bound by the terms hereof, and for the assigning Party to remain liable for the assignee’s performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

11.11.     No Agency. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party the agent of any other Party for any purpose or in any sense whatsoever.

11.12.     No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties and their Affiliates who hold Securities, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

11.13.     Effective Date of Transaction Documents. The Transaction Documents (other than this Agreement and the Articles) shall become effective concurrently with consummation, on the Closing Date, of the transactions described in Section 3.2(a).

11.14.     Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

11.15     Incidental and Consequential Damages. No Party will be liable to the other Party(ies) under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement or any Transaction Document.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

 GBT TECHNOLOGIES INC.

Dated: June 10, 2022	By
Mansour Khatib
		Its:	Chief Executive Officer

Dated: June 10, 2022	By
ILDAR GAINULIN

Dated: June 10, 2022	By
MARIA BELOVA

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into effective as of the 10 day of June 2022, by and between ELENTINA GROUP, LLC (“Consultant”), and METAVERSE KIT Corp., a Nevada corporation (the “Company”).

R E C I T A L S:

A.	The Company is a closely-held corporation that was a formed or will be formed as a special purpose entity and as vehicle for the joint venture as stated in the Joint Venture Agreement between the ILDAR GAINULIN and MARIA BELOVA (“IGBM”) and GBT Technologies Inc. (“GBT”).

B.

The Company’s principal purposes are: identifying, investigating, investing in, and creating business with technology opportunities and organizations; obtain additional financing and/or become publicly owned through the sale of shares to the public and/or obtain financing through private placement offering(s); activities incidental thereto and as further detailed: to develop, maintain and support source codes for its proprietary technologies and comprehensive platform that combines a core virtual reality platform and an extended set of real-world functions to provide a Metaverse experience initially with the area of sports and then expanding into virtual worlds of entertainment, live events, gaming, communications and other cross over product opportunities, including advanced mobile chip technologies, real time tracking, technologies, AI core engine, electronic design automation, mesh, games, data storage, networking, IT services, business process outsourcing development services, customer service, technical support and quality assurance for business, customizable and dedicated inbound and outbound calls solutions, as well as digital communications processing for enterprises and startups throughout the world.(collectively “Company Purposes”).

C.             Consultant is a highly experienced entrepreneur, technologist, consultant, business strategist, and has senior-level experience in privately and publicly held companies, and is well connected within the technology industry in Europe and the United States. Consultant is experienced in the financing field and familiar with the steps necessary to assist a closely-held business in becoming a publicly held company and/or obtain financing through private placement offering(s).

D.            The Company is willing to engage Consultant to perform consulting services for its benefit and is willing to pay Consultant a reasonable fee for those services.

E.             The parties hereto desire to enter into this Consulting Agreement upon the terms and conditions hereinafter set forth.

A G R E E M E N T S:

1.       CONSULTING SERVICES. Consultant agrees to provide consulting services to the Company relating to the Company Purposes including, but not limited to, the following:

a.	Assisting the Company in developing its investment image;

b.	Interviewing and selecting investment bankers;

c.	Meeting with investment bankers, security analysts, portfolio managers, stockbrokers, and traders;

d.	Assisting in determining the appropriate pricing for an initial public offering and/or private placement offering(s);

e.	Being available for investor and due diligence meetings;

f.	Working with attorneys and investment bankers on registration statement as needed;

g.	Advising in connection with development of technology opportunities to be invested in by Company;

h.	Advising in connection with all products and services business development, including but not limited to, planning, budgeting, revenue projections, marketing and sales, and contract administration; and

i.	Advising in connection with other investments Company may pursue, including all stages involved.

2.       CONSULTING FEE. In consideration of Consultant’s performance of the services referred to in Paragraph 1 for the term hereof, the Company agrees to pay to Consultant a consulting fee in an amount equal to $25,000 per month, payable in GBT shares of common stock. The number of GBT shares of common stock shall be paid on a quarterly basis at the beginning of each quarter, prorated for partial quarters, and be determined by dividing the cumulative quarterly fee by GBT’s 10-day VWAP. The Consultant represents that it is an accredited investor as such term is defined under the Securities Act of 1933, as amended (the “Act”). Consultant acknowledges that the GBT shares of common stock will not be registered under the Act, or the securities laws of any state (the “State Acts”), in reliance upon an exemption from the registration requirements of the Act and the State Acts; that absent an exemption from registration contained in the Act and the State Acts, the GBT shares of common stock, would require registration; and that the Company’s reliance upon such exemptions is based, in material part, upon the undersigned’s representations, warranties, and agreements contained in this Agreement. The Consultant understands that the certificates for the GBT shares of common stock will be affixed with a restrictive legend.

3.       TERM. The term of this Agreement shall commence on the date hereof and continue for two (2) years, ending on June 30, 2024. Notwithstanding anything else to the contrary herein, since this Consulting Agreement is part of the Joint Venture Agreement; a termination of this Consulting Agreement shall only be done in compliance and conformity with the Joint Venture Agreement, Company Article of Incorporation and Bylaws, Company policy, and the Transaction Documents.

4.       CONFIDENTIAL INFORMATION. It is expressly understood and agreed that all trade secrets and proprietary know-how of the Company are confidential and are the sole property of the Company. Consultant shall have no right to possession of such trade secrets and know-how other than in the discharge of its duties hereunder.

5.       LIABILITY OF CONSULTANT. In the course of carrying out its duties as obligated under this Consulting Agreement, Consultant shall be liable only for willful misconduct, but in all other respects, shall not be liable to the Company for any mistake of judgment. If the Consultant becomes liable or responsible for the payment of any debt, encumbrance, liability or judgment arising out of or resulting from Consultant’s performance under this Agreement, and the payment of such debt, encumbrance, liability or a judgment did not arise through the willful misconduct of Consultant, the Company shall indemnify Consultant for any and all such expense.

6.       INDEPENDENT CONTRACTOR STATUS. Consultant is providing services to the Company only for the purposes and to the extent set forth in this Consulting Agreement and the Joint Venture Agreement, and Consultant’s relation to the Company shall at all times during the term of this Consulting Agreement be that of an independent contractor. In connection with the Consultant Agreement and the Consulting Fee, Consultant shall not be considered as having employee status or as being entitled to participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with any pension plan, stock plan, bonus plan, profit sharing plan or similar plan or benefit for the Company’s employees.

7.       COST AND EXPENSES. The Company shall reimburse Consultant for reasonable out-of-pocket costs and expenses incurred by Consultant in connection with the performance of its duties as described herein.

8.       NOTICES. Any notices, statements, payments or other communications by the parties hereto to the other party shall be directed to the address set forth below:

If to the Company:                              METAVERSE KIT Corp.

Attention:

2450 Colorado, Suite 100E

Santa Monica, CA 90404 USA

Telephone: 888-685-7336

If to Consultant: Attention:                ELENTINA GROUP, LLC

27673 N Weeping Willow Dr, Valencia, CA 91354

Telephone: 747-588-2937

9.       ASSIGNMENTS. Neither party shall assign this Agreement or any portion of the rights without the prior written consent of the other party hereto.

10.       BINDING EFFECT. This Agreement, and its terms and provisions, shall be binding upon, and inure to, the benefit of the parties, their successors, administrators, executors and assigns, except as otherwise provided herein.

11.       COMPLETE AGREEMENT. This Agreement sets forth all of the covenants, agreements, conditions and understandings between the parties hereto, and except for the Joint Venture Agreement between IGBM and GBT and the terms thereunder, there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as set forth herein, and those agreements which are executed contemporaneously herewith. This Agreement cannot be modified or changed except by a written instrument executed by all the parties hereto.

12.       CONSTRUCTION. This Agreement shall be construed in accordance with and be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

“COMPANY”:
METAVERSE KIT Corp.

Dated: June 10, 2022	By
Michael Murray
	Its:	CEO

“CONSULTANT”
ELENTINA GROUP, LLC

Dated: June 10, 2022	By
YURIY SHIRNIYAN
		Its:	Manager

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) made this 10 day of June, 2022, by and between ILDAR GAINULIN and MARIA BELOVA (“Seller”), and METAVERSE Kit Corp., a Nevada corporation (“Company” or “Purchaser”).

In consideration of the mutual covenants contained herein, it is agreed by and between the parties as follows:

1. Seller shall sell and Purchaser shall purchase, free and clear of all liens, encumbrances and liabilities, certain assets of Seller’s business, which are more fully described and enumerated in Schedule A which is attached and by this reference made a part hereof (the “Assets”).

2. Purchaser shall issue to the Seller as the purchase price for the Assets the Company Interest as defined in that certain Joint Venture and Territorial License Agreement by and between Seller and Purchaser.

3. Seller shall sell, assign, transfer, and convey to Purchaser the Assets, free of all liabilities.

4. All equipment included in the sale shall be in good working condition at the time of sale. Purchaser shall accept the Assets “as is” without warranty as to their condition and operation.

5. The actions to be taken by the parties hereto to close the transaction as provided shall take place on or before June 10, 2022 (“Closing Date”) at Purchaser’s corporate office, hereinafter referred to as the (“Closing”). At the Closing, Seller shall deliver to Purchaser possession of the Assets, and good and sufficient instruments of transfer, conveying and transferring the Assets to Purchaser. Such delivery shall be made against payment and delivery to the Seller of the price as set forth herein above. The instruments of transfer shall contain covenants and warranties that Seller has good and marketable title in and to the Assets.

6. Seller covenants, warrants and represents:

(a) It is not presently involved in any activity or outstanding dispute with any taxing authority as to the amount of any taxes due, nor has it received any notice of any deficiency, credit or other indication of deficiency from any taxing authority.

(b) It is the owner of and has good and marketable title to all of the Assets enumerated in the attached Schedule A, free from all encumbrances.

(c) Seller shall indemnify and hold harmless Purchaser from any and all claims of its creditors and such Assets shall transfer to Purchaser, free and clear of all liens and encumbrances.

All representations and warranties made by Seller shall survive the Closing.

7. Seller hereby assumes all risk of loss, damage or destruction resulting from fire or other casualty from the date hereof to the time of transfer of Assets and Closing.

8. This Agreement shall be binding upon the personal representatives, successors and assignees of the parties. This Agreement and any accompanying instruments and documents include the entire transaction between the parties and there are no representations, warranties, covenants or conditions, except those specified herein or in accompanying instruments and documents.

9. All covenants, warranties and representations herein shall survive this Agreement and the Closing Date.

10. This Agreement shall be governed in all respects by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, the date and place first above written.

METAVERSE KIT Corp.

Dated: June 10, 2022	By
Michael Murray
	Its:	CEO

SELLER

Dated: June 10, 2022	By
ILDAR GAINULIN

Dated: June 10, 2022	By
MARIA BELOVA

SCHEDULE A

Source codes for proprietary technologies and comprehensive platform that combines a core virtual reality platform and an extended set of real-world functions to provide a Metaverse experience initially with the area of sports and then expanding into virtual worlds of entertainment, live events, gaming, communications and other cross over product opportunities, per our planning as followings:

Our current technological stack

●	We use Unreal Engine 5 to create metaverse dimensions.

o	Through UE5 we will deploy servers and clients

●	We plan to use EOS Voice (from Epic Games) for voice chat

●	The UE client must be deployed in Azure cloud in containers, we will organize access to it through Pixel Streaming. At the same time, the PXS Web Player will open in the user’s browser - which plays streaming video from the game (via WebRTC) and sends back the user input.

●	We also plan to deploy servers with dimensions of the metaverse in Azure in containers

●	Preferred database - PostgreSQL or Azure SQL Server

●	Presumably we plan to use asp.net Core and C# language for writing microservices and serverless (Azure Functions)

●	We plan to deploy microservices in the Azure Application Service or in K8S clusters

Instance Fleet Requirements

●	We need instances with GPU for clients

●	We need instances without GPU for servers

●	We plan to run UE clients in Docker container from Nvidia and the server probably in K8S.

o	Accordingly, we plan to keep several containers on one instance, this applies to clients and servers

o	We plan to use Linux OS

●	On top of the logic responsible for running instances, we plan to introduce a system of sessions and grouping sessions.

o	A session is characterized by a UE5 server with a space running on it, as well as users connected to the server and clients assigned to them.

o	Users can connect to a session, disconnect from a session and switch to another session

▪	When connecting to a session, if a VM is assigned to the user, it is issued to him and remains with him when switching sessions

Other modules and their functional requirements

●	Authorization module

o	Users must be able to log in with a username and password and/or via OAuth 2

o	We need to store user status data within the metaverse

●	Messenger and Friends module

o	Users should be able to exchange messages within the metaverse, as well as make friends (add to friends and agree/disagree)

o	Accordingly, we should store the message history and allow users to access the message history

●	Session module

o	The module consists of 4 services that are responsible for:

●	Scaling containers with Unreal clients

o	Scaling containers with Unreal servers

o	User sessions (Unreal user-client communication)

o	Multi-user sessions (communication of user sessions and Unreal server)

o	The services of this module must be deployed

●	Centralized logging and analytics module

o	Has 4 levels of logging

▪	At the first level, we collect log files of all systems and assign metadata to them for future search:

▪	The session to which it refers

▪	Users to which it applies

▪	Events to which it refers

▪	At the second level, we collect individual important messages that are immediately sent to the logging service, which are also assigned metadata. For example, these messages may be as follows:

▪	The user has connected to session A

▪	The client of such a user has crashed

▪	At the third level, we collect data on performance and load, this is especially relevant for modules on UE5, but it is important for all modules of the system. Performance data is also provided with metadata for future search.

▪	At the fourth level, we collect analytics events that will meet the business requirements that will be put forward to analytics in the future

o	We also plan to implement a graphical interface for accessing logs and a system for visualizing performance data.

●	Website module that minimally includes:

o	Web interface of messenger and friends

o	Authorization page

o	The user’s home page (Personal account)

o	Event Feed

o	Web Player for Pixel Streaming

Architecture suggestions

We plan to use a micro-service architecture in some parts, for example, the mechanism for launching and scaling instances, we probably will implement in Serverless.

We also plan to launch microservices in K8S:

●	Authorization service

●	Messenger and friend’s service

●	Session service

●	Instance launch service

●	Website service

●	Analytics service

o	Analytics data visualization and analysis service

●	Log collection service

o	Log visualization and viewing service

A separate service with a frontend and backend is:

●	Pixel Streaming Web Player

Large services on Unreal Engine 5:

●	Unreal Engine Client

●	Unreal Engine Server

Integrated third-party service:

●	Third-party EOS backend for voice chat

End of Schedule A

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into effective as of the 10 day of June 2022, by and between ILDAR GAINULIN and MARIA BELOVA (“Consultant”), and METAVERSE KIT Corp., a Nevada corporation (the “Company”).

R E C I T A L S:

C.	The Company is a closely-held corporation that was a formed or will be formed as a special purpose entity and as vehicle for the joint venture as stated in the Joint Venture Agreement between the ILDAR GAINULIN and MARIA BELOVA (“IGBM”) and GBT Technologies Inc. (“GBT”).

D.

The Company’s principal purposes are: identifying, investigating, investing in, and creating business with technology opportunities and organizations; obtain additional financing and/or become publicly owned through the sale of shares to the public and/or obtain financing through private placement offering(s); activities incidental thereto and as further detailed: to develop, maintain and support source codes for its proprietary technologies and comprehensive platform that combines a core virtual reality platform and an extended set of real-world functions to provide a Metaverse experience initially with the area of sports and then expanding into virtual worlds of entertainment, live events, gaming, communications and other cross over product opportunities, including advanced mobile chip technologies, real time tracking, technologies, AI core engine, electronic design automation, mesh, games, data storage, networking, IT services, business process outsourcing development services, customer service, technical support and quality assurance for business, customizable and dedicated inbound and outbound calls solutions, as well as digital communications processing for enterprises and startups throughout the world.(collectively “Company Purposes”).

C.             Consultant is a highly experienced entrepreneur, technologist, consultant, business strategist, and has senior-level experience in privately and publicly held companies, and is well connected within the technology industry in Europe and the United States. Consultant is experienced in the financing field and familiar with the steps necessary to assist a closely-held business in becoming a publicly held company and/or obtain financing through private placement offering(s).

D.            The Company is willing to engage Consultant to perform consulting services for its benefit and is willing to pay Consultant a reasonable fee for those services.

E.             The parties hereto desire to enter into this Consulting Agreement upon the terms and conditions hereinafter set forth.

A G R E E M E N T S:

1.       CONSULTING SERVICES. Consultant agrees to provide consulting services to the Company relating to the Company Purposes including, but not limited to, the following:

a.	Assisting the Company in developing its investment image;

b.	Interviewing and selecting investment bankers;

c.	Meeting with investment bankers, security analysts, portfolio managers, stockbrokers, and traders;

d.	Assisting in determining the appropriate pricing for an initial public offering and/or private placement offering(s);

e.	Being available for investor and due diligence meetings;

f.	Working with attorneys and investment bankers on registration statement as needed;

g.	Advising in connection with development of technology opportunities to be invested in by Company;

h.	Advising in connection with all products and services business development, including but not limited to, planning, budgeting, revenue projections, marketing and sales, and contract administration; and

i.	Advising in connection with other investments Company may pursue, including all stages involved.

2.       CONSULTING FEE. In consideration of Consultant’s performance of the services referred to in Paragraph 1 for the term hereof, the Company agrees to pay to Consultant a consulting fee in an amount equal to $25,000 per month, payable in GBT shares of common stock. The number of GBT shares of common stock shall be paid on a quarterly basis at the beginning of each quarter, prorated for partial quarters, and be determined by dividing the cumulative quarterly fee by GBT’s 10-day VWAP. The Consultant represents that it is an accredited investor as such term is defined under the Securities Act of 1933, as amended (the “Act”). Consultant acknowledges that the GBT shares of common stock will not be registered under the Act, or the securities laws of any state (the “State Acts”), in reliance upon an exemption from the registration requirements of the Act and the State Acts; that absent an exemption from registration contained in the Act and the State Acts, the GBT shares of common stock, would require registration; and that the Company’s reliance upon such exemptions is based, in material part, upon the undersigned’s representations, warranties, and agreements contained in this Agreement. The Consultant understands that the certificates for the GBT shares of common stock will be affixed with a restrictive legend.

3.       TERM. The term of this Agreement shall commence on the date hereof and continue for two (2) years, ending on June 30, 2024. Notwithstanding anything else to the contrary herein, since this Consulting Agreement is part of the Joint Venture Agreement; a termination of this Consulting Agreement shall only be done in compliance and conformity with the Joint Venture Agreement, Company Article of Incorporation and Bylaws, Company policy, and the Transaction Documents.

4.       CONFIDENTIAL INFORMATION. It is expressly understood and agreed that all trade secrets and proprietary know-how of the Company are confidential and are the sole property of the Company. Consultant shall have no right to possession of such trade secrets and know-how other than in the discharge of its duties hereunder.

5.       LIABILITY OF CONSULTANT. In the course of carrying out its duties as obligated under this Consulting Agreement, Consultant shall be liable only for willful misconduct, but in all other respects, shall not be liable to the Company for any mistake of judgment. If the Consultant becomes liable or responsible for the payment of any debt, encumbrance, liability or judgment arising out of or resulting from Consultant’s performance under this Agreement, and the payment of such debt, encumbrance, liability or a judgment did not arise through the willful misconduct of Consultant, the Company shall indemnify Consultant for any and all such expense.

6.       INDEPENDENT CONTRACTOR STATUS. Consultant is providing services to the Company only for the purposes and to the extent set forth in this Consulting Agreement and the Joint Venture Agreement, and Consultant’s relation to the Company shall at all times during the term of this Consulting Agreement be that of an independent contractor. In connection with the Consultant Agreement and the Consulting Fee, Consultant shall not be considered as having employee status or as being entitled to participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with any pension plan, stock plan, bonus plan, profit sharing plan or similar plan or benefit for the Company’s employees.

13.     7. COST AND EXPENSES. The Company shall reimburse Consultant for reasonable out-of-pocket costs and expenses incurred by Consultant in connection with the performance of its duties as described herein.

8.       NOTICES. Any notices, statements, payments or other communications by the parties hereto to the other party shall be directed to the address set forth below:

If to the Company:                              METAVERSE KIT Corp.

Attention:

2450 Colorado, Suite 100E

Santa Monica, CA 90404 USA

Telephone: 888-685-7336

If to Consultant: Attention:                ILDAR GAINULIN MARIA BELOVA

25274 La Loma Dr. Los Altos Hills, CA 94022

Telephone: 718-690-4445

9.       ASSIGNMENTS. Neither party shall assign this Agreement or any portion of the rights without the prior written consent of the other party hereto.

10.     BINDING EFFECT. This Agreement, and its terms and provisions, shall be binding upon, and inure to, the benefit of the parties, their successors, administrators, executors and assigns, except as otherwise provided herein.

11.     COMPLETE AGREEMENT. This Agreement sets forth all of the covenants, agreements, conditions and understandings between the parties hereto, and except for the Joint Venture Agreement between IGBM and GBT and the terms thereunder, there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as set forth herein, and those agreements which are executed contemporaneously herewith. This Agreement cannot be modified or changed except by a written instrument executed by all the parties hereto.

12.     CONSTRUCTION. This Agreement shall be construed in accordance with and be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

“COMPANY”:
METAVERSE KIT Corp.

Dated: June 10, 2022	By
Michael Murray
	Its:	CEO

“CONSULTANT”

Dated: June 10, 2022	By
ILDAR GAINULIN

Dated: June 10, 2022	By
MARIA BELOVA